Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

DIEDRICH COFFEE, INC.,

a Delaware corporation

It is hereby certified that:

1.	The name of the corporation is Diedrich Coffee, Inc. (the “Corporation”).

2.	The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article IV thereof and by substituting in lieu thereof the following new Article IV:

“ARTICLE IV

AUTHORIZED CAPITAL STOCK

The corporation is authorized to issue two classes of shares of stock to be designated, respectively, “Common” and “Preferred”; the total number of such shares shall be 20,500,000; the total number of Common shares shall be 17,500,000, each having a par value of one cent ($.01); and the total number of Preferred shares shall be three million (3,000,000), each having a par value of one cent ($.01).

The Preferred shares may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of Preferred shares, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.”

3.	The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by a duly authorized officer of the Corporation on the 26 day of January, 2009.

DIEDRICH COFFEE, INC.

By:	/s/ J. Russell Phillips
Name:	J. Russell Phillips
Title:	President and CEO